Exhibit 99.1

Contact:	Rivian Bell or Sydney Rosencranz The Abernathy MacGregor Group rlb@abmac.com, spr@abmac.com
(213) 630-6550; (888) 477-4319 (24/7)

FOR IMMEDIATE RELEASE

Cavco Industries and Fleetwood Enterprises Announce Manufactured Housing Transaction Offer; Sign Indication of Interest

Riverside, Calif. and Phoenix, Ariz. – June 30, 2009 – Cavco Industries, Inc. (NASDAQ:CVCO) and Fleetwood Enterprises, Inc. (FLTWQ.OB) today announced that that they have signed an indication of interest in which Cavco and an investment partner, Third Avenue Trust Value Fund (TAVFX), have offered to purchase certain of Fleetwood’s assets comprising its manufactured housing business. Cavco, headquartered in Phoenix, Ariz., is a leading producer of manufactured housing, park model homes, and vacation cabins in the United States. Third Avenue Management, the investment adviser to Third Avenue Value Fund, is a New York-based company with expertise in value and distressed investing.

Fleetwood is a producer of recreational vehicles and manufactured housing and has been operating under Chapter 11 protection since March 10, 2009. The company is in the process of filing a sales and bidding procedures motion with the United States Bankruptcy Court; the motion is expected to be heard on or around July 7, 2009. The motion will describe the terms of the transaction and proposed procedures for any competing bids for the business.

Cavco and Third Avenue’s $28.9 million “stalking horse” bid is subject to execution of a definitive acquisition agreement (with customary conditions to closing) and bankruptcy court approval. The purchase price is subject to adjustment for the assumption of certain warranty liabilities and other customary post-closing adjustments. The Fleetwood assets proposed for purchase include seven manufactured housing plants, one office building, all related equipment, accounts receivable, inventory, certain trademarks and trade names, intellectual property, and specified contracts and leases. The manufactured housing plants are located in Nampa, Ida.; Woodburn, Ore.; Riverside, Calif.; Waco, Tex.; Lafayette, Tenn.; Douglas, Ga.; and Rocky Mount, Va. The proposed purchase does not include the company’s operating plants in Alma, Ga., Elizabethtown, Penn. and Garrett, Ind. The facilities included in the proposed purchase currently employ more than 700 people in seven states. Fleetwood will continue to solicit bids for all of its operating facilities.

“The Fleetwood brand is one of the strongest in the industry, and we are excited to have this opportunity to integrate Fleetwood’s strong family of product offerings with our own growing business,” said Joe Stegmayer, Cavco president and chief executive officer. “We look forward to supporting Fleetwood’s operating factories and experienced people as they continue to serve their excellent independent retailer network.”

According to Elden L. Smith, Fleetwood’s president and chief executive officer, the company’s manufactured housing group is the second largest builder of manufactured homes in North America with “an excellent reputation for high quality, innovative product. The group has operated profitably in recent years. We anticipate the buyer of this business will continue the majority of Fleetwood’s existing operations at the facilities purchased.”

About Cavco Industries, Inc.

Cavco is one of the largest producers of manufactured housing, park model homes, and vacation cabins in the United States. Headquartered in Phoenix, Ariz., Cavco has built a reputation for quality and value since it opened for business in 1965. Cavco’s factory-built homes are produced under various trade names and in a variety of floor plans and price ranges. The company employs approximately 600 people and operates two manufacturing plants in the Phoenix area and one in Seguin, Tex. Additional information about Cavco can be found at www.cavco.com

About Third Avenue Management

Third Avenue Management manages approximately $13 billion of assets for private and institutional clients. Most or all of Third Avenue’s proposed investment in Fleetwood Enterprises, Inc. will be made by Third Avenue Value Fund, the company’s flagship mutual fund.

About Fleetwood Enterprises, Inc.

Founded in 1950, Fleetwood Enterprises, Inc. and its various subsidiaries produce, distribute, and service recreational vehicles and manufactured housing. The company is dedicated to providing high-quality, innovative products that offer exceptional value to its customers. Fleetwood continues to employ approximately 1,800 people in 15 plants located in nine states. Fleetwood’s products are primarily marketed through extensive dealer networks throughout the United States and Canada. The company is headquartered in Riverside, Calif.

Additional information about Fleetwood’s reorganization may be found online in the news section of www.fleetwood.com or at www.kccllc.net/fleetwood.

This press release contains certain forward-looking statements and information based on the respective beliefs of Fleetwood’s and Cavco’s management as well as assumptions made by, and information currently available to such management. Such statements reflect the current views of Fleetwood’s and Cavco’s management with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s and Cavco’s most recent 10-K, 10-Q and other SEC filings.

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